Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Outperformance Notes Due October 2008
(Linked to the DAX® Index and the S&P/TSX 60 Index)
Final Term Sheet

Principal Amount:	USD 76,175,000
Pricing Date:	October 10, 2006
Issue Date:	October 24, 2006
Long Index:	DAX® Index
Short Index:	S&P/TSX 60 Index
Maturity Date:	October 24, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Determination Date	October 10, 2008, subject to the effect of Market Disruption Events
Initial Issue Price:	98.87% of Principal Amount
Underwriting commission:	0.25% of Principal Amount
Proceeds to Issuer:	98.62% of Principal Amount
Initial Long Index Level:	6109.71
Initial Short Index Level:	672.18
Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash, determined by the Calculation Agent as of the Determination Date, as follows:
•
If the Long Index Performance is equal to or greater than the Short Index Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the Outperformance.
• If the Long Index Performance is less than the Short Index Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% minus the lesser of:
(a) the Underperformance; and
(b) 100%.
CUSIP:	002546737

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.